EX-99.(p)(vi)

CODE OF ETHICS AND PERSONAL INVESTMENT POLICY

For

Lazard Asset Management LLC
Lazard Asset Management Securities LLC
Lazard Asset Management (Canada), Inc.
Lazard Alternatives, LLC

 And

Certain Registered Investment Companies

This Code of Ethics and Personal Investment Policy (the “Policy”) has been adopted by Lazard Asset Management LLC, Lazard Asset Management Securities LLC, Lazard Asset Management (Canada), Inc., Lazard Alternatives, LLC (collectively “LAM”), and the U.S.-registered investment companies advised,  managed or sponsored by LAM that have adopted this Policy (“LAM Funds”), to set forth (A)  the standards of business conduct expected of Covered Persons (as defined below) and (B) certain procedures designed to minimize conflicts and potential conflicts of interest between LAM employees and LAM’s clients (including the LAM Funds), and between LAM Fund directors or trustees (“Directors”) and the LAM Funds.  The Policy is intended to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”),  Rule 17j-1 under the Investment Company Act of 1940 (“1940 Act”) and NFA Compliance Rule 2-9.  Section II of the Policy, in particular, is designed to prevent fraudulent or manipulative practices, including such practices respecting purchases or sales of Securities held or to be acquired by LAM client accounts.  It is also designed to prevent such practices, including short-term trading or “market timing,” as they relate to Covered Persons’ investments in open-end mutual funds whether or not managed by LAM.

All employees of LAM, including employees who serve as Fund officers or directors, are treated as access persons under the Advisers Act.  They are herein referred to as “Covered Persons,” and are required to adhere to this Policy as well as all laws and regulations applicable to LAM’s business activities.  Consultants to LAM also may be deemed Covered Persons by LAM’s Chief Compliance Officer and his/her designees.  Additionally, all Directors of the Funds are subject to this Policy as indicated below.

I.  Statement of Principles

LAM is an investment adviser registered with the Securities and Exchange Commission and offers discretionary and non-discretionary asset management services to its clients, including the Funds.  Accordingly, LAM and its employees serve as fiduciaries to these clients.  This fiduciary relationship requires LAM and Covered Persons to adhere to the highest standards of ethical conduct and seek to avoid even the appearance of improper behavior.  In addition, when acting
Appendix O-1

as fiduciaries LAM and Covered Persons must place the interests of the firm’s clients above their own. (Detailed descriptions of LAM’s fiduciary duties are set forth in Section 1 of the LAM Compliance Manual.)

In order to promote compliance with these fiduciary duties, and to manage potential conflicts of interest, LAM has adopted without limitation:

•	The personal investment procedures set forth in Section II of this Policy;

•	Restrictions on the provision and receipt of gifts and business entertainment, as set forth in Section 33 of the LAM Compliance Manual;

•	The political contribution pre-clearance requirements set forth in Section 36 of the LAM Compliance Manual;

•	The outside business activity pre-clearance requirements set forth in Section 34 of the LAM Compliance Manual;

•	The policies promoting best execution and prohibiting directed brokerage consistent with Rule 12b-1(h)(1), as set forth in Section 16 of the Compliance Manual;

•	The insider trading and Lazard Information Barrier policies set forth in Section 32 of the LAM Compliance Manual; and

•	Policies requiring adherence to anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, as set forth in Section 4 of the LAM Compliance Manual.

LAM employees are also bound by the Lazard Ltd. Code of Business Conduct and Ethics, a copy of which is published on Lazard.com.

Ensuring compliance with the firm’s policies and applicable laws is the responsibility of every Covered Person.  LAM employees are required to report suspected violations to their supervisors or the LAM Legal & Compliance Department.  As a matter of policy, LAM will not retaliate against individuals who report suspected violations in good faith.   (Details of LAM’s non-retaliation policy may be found in Section 1 of the LAM Compliance Manual.)

II. Personal Investment Policy & Procedures

A.	Overview

All Covered Persons owe a fiduciary duty to LAM’s clients when conducting their personal investment transactions.  Covered Persons must place the interest of clients first and avoid activities, interests and relationships that might interfere with the duty to make decisions in the best interests of the clients.  The fundamental standard to be followed in personal securities
Appendix O-2

transactions is that Covered Persons and Directors may not take inappropriate advantage of their positions.

Covered Persons are reminded that they also are subject to other policies of LAM, including the policies noted above concerning insider trading and the receipt of gifts and entertainment.  It bears noting that Covered Persons must never trade in a security while in possession of material, non-public information about the issuer or the market for those securities, even if the Covered Person has satisfied all other requirements of this policy.

LAM’s Chief Compliance Officer shall be responsible for supervising the firm’s implementation of this Code of Ethics and Personal Investment Policy and all record-keeping functions mandated hereunder, including the review of all initial and annual holding reports as well as the quarterly transactions reports described below.  The Chief Compliance Officer may delegate certain of the functions under this Policy  to others in the Legal & Compliance Department, and shall promptly report to LAM’s General Counsel or the Chief Executive Officer all material violations of, or material deviations from, this Policy. This Policy will be delivered as appropriate to the Directors, who also will be asked to approve any material amendments to the Policy.

B.  Definitions

"Investment Personnel" of a LAM Fund or LAM, for purposes of this Policy, includes:

1.
Any employee of the LAM Fund or LAM (or of any company in a control relationship to the LAM Fund or LAM) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the LAM Fund.

2.	Any natural person who controls the LAM Fund or LAM and who obtains information concerning recommendations made to the LAM Fund regarding the purchase or sale of securities by the LAM Fund.

“Personal Securities Accounts,” for purposes of this Policy include any account in or through which a Security can be purchased or sold, which includes, but is not limited to, a brokerage account; a custody account; an individual retirement account; a 401(k) plan account that allows investments in Securities beyond open-end mutual funds; and variable annuity accounts or variable life insurance policies that allow investments in Securities beyond open-end mutual funds.  Such Personal Securities Accounts include:

1.
Accounts in the Covered Person’s or Director’s name or accounts in which the Covered Person or Director has a direct or indirect beneficial interest (a definition of Beneficial Ownership is included in Exhibit A);

2.	Accounts in the name of the Covered Person’s or Director’s spouse;

3.	Accounts in the name of children under the age of 18, whether or not living with the Covered Person or Director, and accounts in the name of relatives or other individuals

Appendix O-3

living with the Covered Person or Director or for whose support the Covered Person or Director is wholly or partially responsible (together with the Covered Person’s or Director’s spouse and minor children, “Related Persons”); [1]

4.	Accounts in which the Covered Person or Director or any Related Person directly or indirectly controls, participates in, or has the right to control or participate in, investment decisions.

For purposes of this Policy, Personal Securities Accounts do not include the following, and each such Account and any transaction in Securities in such Account are not subject to Section II.C through Section II.I of this Policy2:

1.
Estate or trust accounts in which a Covered Person or Related Person has a beneficial interest, but no power to affect investment decisions and fully discretionary accounts managed by LAM, another registered investment adviser, a registered representative of a registered broker-dealer or another person/entity approved by the Legal & Compliance Department are permitted if, (i) for Covered Persons and Related Persons, the Covered Persons receives permission from the Legal & Compliance Department, and (ii) for all persons covered by this Code, there is no communication between the adviser to the account and such person with regard to investment decisions prior to execution;

2.
Other accounts over which the Covered Person or Related Person has no direct or indirect influence or control, provided the Covered Person obtains consent to maintain the account by the Legal & Compliance Department;

3.
Direct investment programs, which allow the purchase of Securities directly from the issuer without the intermediation of a broker-dealer, provided that the timing and size of the purchases are established by a pre-arranged schedule (e.g., dividend reinvestment plans).  Covered Persons must pre-clear the transaction at the time that participation in the direct investment program is being established.  Covered Persons also must provide documentation of these arrangements and arrange to have their statements forwarded to the Legal & Compliance Department;

4.
401(k) plan account and similar retirement accounts that permit the participant to invest only in open-end mutual funds and where the Covered Person or Related Person agree not to invest in any LAM Funds;

5.	Qualified state tuition programs (also known as “529 Programs”) where investment options and frequency of transactions are limited by state or federal laws.

1 Unless otherwise indicated, all provisions of this Code apply to Related Persons.

2 Except that Investment Personnel of a LAM Fund or LAM are not exempt from Section II.D.3 through Section II.D.5 of this Policy with respect to transactions in Securities through such Personal Securities Accounts.
Appendix O-4

A “Security” or “Securities,” for purposes of this Policy, generally includes any instrument defined in Section 2(a)(36) of the 1940 Act,  including the following:

1.	stocks
2.	bonds
3.	shares of closed-end funds, exchange-traded funds (commonly referred to as “ETFs”), exchange-traded notes (“ETNs”) and unit investment trusts
4.	shares of open-end mutual funds (including the LAM Funds or any mutual fund for which LAM serves as a sub-adviser)[3] (“Sub-advised Funds”)
5.	interests in hedge funds
6.	interests in private equity funds
7.	limited partnerships
8.	private placements or unlisted securities
9.	debentures, and other evidences of indebtedness, including senior debt and, subordinated debt
10.	investment, commodity or futures contracts
11.	all derivative instruments such as swaps, options, warrants and structured securities

For purposes of this Policy, a Security does not include:

1.	money market mutual funds
2.	U.S. Treasury obligations
3.	mortgage pass-throughs (e.g., Ginnie Maes) that are direct obligations of the U.S. government
4.	bankers’ acceptances
5.	bank certificates of deposit
6.	commercial paper
7.
high quality short-term debt instruments (meaning any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization, such as S&P or Moody's), including repurchase agreements.

C.  Opening and Maintaining Employee Accounts

All Covered Persons and their Related Persons must generally maintain their Personal Securities Accounts at a broker-dealer approved by the Legal & Compliance Department which will

3 A current list of sub-advised funds is maintained by LAM’s operations group and shared with the Legal & Compliance Department.
Appendix O-5

electronically transmit Personal Securities Account information to the Financial Tracking System (the “Approved Broker-Dealers”).  Covered Persons and their Related Persons who have Personal Securities Accounts at a broker-dealer that is not capable of transmitting information to the Financial Tracking System electronically generally will be required to transfer such Accounts to an Approved Broker-Dealer (including Fidelity Investments and Charles Schwab).

LAM’s Chief Compliance Office or his/her designee may allow Covered Persons or Related Persons to maintain Personal Securities Accounts at firms other than Approved Broker-Dealers where (A) Approved Broker-Dealers do not offer a particular investment product or service desired by the Covered Person or Related Person, or (B) a Related Person must maintain their Accounts at a specific broker-dealer, by reason of their employment, or (C) in other exceptional circumstances. Covered Persons may submit a request for exemption to the Legal & Compliance Department.  For any Personal Securities Account not maintained at an Approved Broker-Dealer, Covered Persons and their Related Persons must arrange to have duplicate copies of trade confirmations and statements provided to the Legal & Compliance Department at the following address: Lazard Asset Management LLC, Attn: Chief Compliance Officer, 30 Rockefeller Plaza, 55th Floor, New York, NY 10112-6300.  All other provisions of this policy will continue to apply to any Personal Securities Account that is not maintained at an Approved Broker-Dealer.

It is the responsibility of Covered Persons to disclose all relevant Personal Securities Accounts to LAM’s Legal & Compliance Department.  Pursuant to Section H below, new Covered Persons must disclose their Personal Securities Accounts, and those of their Related Persons, through the Financial Tracking System (or directly to the Legal & Compliance Department) within ten (10) calendar days of joining LAM.  Existing Covered Persons must disclose new Personal Securities Accounts for which they or their Related Persons have a beneficial interest promptly to the Legal & Compliance Department, before any trading in Securities takes place.

D.  Restrictions

All trades by Covered Persons or Related Persons in Securities through Personal Securities Accounts must be pre-approved through the Financial Tracking System (or directly by the Legal & Compliance Department where access to the System is not possible) pursuant to the procedures and exceptions set forth in Section E below (the “Pre-Clearance Requirement”).

1.
Conflicts with Client Activity.  Subject to the exceptions below, no Security may be purchased or sold in any Personal Securities Account seven (7) calendar days before or after a LAM client account trades in the same security (the “Blackout Period”).

2.	Conflicts with LAM Restricted List. No Security on the LAM Restricted List may be purchased or sold in any Personal Securities Account.

3.
60 Day Holding Period.  Securities transactions, including transactions in LAM Funds or Sub-Advised Funds and any derivatives, must be for investment purposes rather than for speculation.  Consequently, Covered Persons or their Related Persons may not profit from the purchase and sale of the same Securities within sixty (60) calendar days (i.e., the security may be purchased or sold on the 61st day), calculated on a First In, First Out

Appendix O-6

(FIFO) basis (the “60 Day Hold”). Profits from short-term trades are subject to disgorgement or other sanctions pursuant to Section J below.

4.	Public Offerings. No transaction for a Personal Securities Account may be made in Securities sold in an initial public offering or secondary offering.

5.
Private Placements.  Securities offered pursuant to a private placement (e.g., hedge funds, private equity funds or any other pooled investment vehicle the interests or shares of which are offered in a private placement) may not be purchased or sold by a Covered Person or Related Person without the prior approval of LAM’s Chief Compliance Officer or his/her designee.  Pre-approval of such investments must be requested by Covered Persons through the Financial Tracking System.     In connection with any decision to approve such a private placement, the Legal & Compliance Department will prepare a report of the decision that explains the reasoning for the decision and an analysis of any potential conflict of interest.  Any Covered Person receiving approval to acquire Securities in a private placement must disclose that investment when the Covered Person participates in a  subsequent consideration of an investment in such issuer by or for a LAM client and any decision by or made on behalf of the LAM client to invest in such issuer will be subject to an independent review by investment personnel of LAM with no personal interest in the issuer.

6.
Hedge Funds.  Hedge funds are sold on a private placement basis and as noted above are subject to prior approval by LAM’s Legal & Compliance Department through the Financial Tracking System.    In considering whether or not to approve an investment in a hedge fund, the Chief Compliance Officer or his or her designee, will review a copy of the fund’s offering memorandum, subscription documents and other governing documents (“Offering Documents”), along with any side letters, as deemed appropriate in order to ensure that the proposed investment is being made in a manner that does not conflict with LAM’s fiduciary duties.

Upon receipt of a request by a Covered Person to invest in a hedge fund, the Legal & Compliance Department will contact the Fund of Funds Group (the “Team”) and identify the fund in which the Covered Person has requested permission to invest.  The Team will advise the Legal & Compliance Department if the fund is on the Team’s approved list or if the Team is otherwise interested in investing client assets in the fund.  If the fund is not on the Team’s approved list and the Team is not interested in investing in the fund, the Chief Compliance Officer will generally approve the Covered Person’s investment, unless other considerations warrant denying the investment.  If the fund is on the approved list or the Team may be interested in investing in the fund, then the Legal & Compliance Department will determine whether the fund is subject to capacity constraints.  If the fund is subject to capacity constraints, then the Covered Person’s request will be denied and priority will be given to the Team to invest client assets in the fund.  If the fund is not subject to capacity constraints, then the Covered Person will generally be permitted to invest along with the Team.  If the fund is on the approved list or the Team may be interested in investing in the fund, then the Covered Person’s investment will be reviewed by the Chief Compliance Officer or his or her designee as described above.

Appendix O-7

7.
Short Sales.  Covered Persons are prohibited from engaging in short sales of any security.  However, provided the investment is otherwise permitted under this Policy and has received all necessary approvals, an investment in a hedge fund  or other permitted Security that engages in short selling is permitted.  Covered Persons are prohibited from buying or going long a put option when they do not hold the underlying stock since this can result in a short sale on expiration date of the contract.

8.
Inside Information.  No transaction may be made in violation of the Material Non-Public Information Policies and Procedures (“Inside Information”) as outlined in Section 32 of the LAM Compliance Manual; and

9.
Lazard Ltd Stock (LAZ).  All trading in shares of LAZ by Covered Persons or Related Persons must be pre-cleared pursuant to Section F below, unless such trading is conducted by Lazard on behalf of Covered Persons or Related Persons through company programs.  Trading in LAZ shares is subject to special trading prohibitions, the dates and conditions of which are determined by Lazard senior management; typically, LAZ trading will be prohibited beginning two weeks before each calendar quarter end through a date that is two business days after a public  earnings announcement. Covered Persons are prohibited from entering into options contracts related to LAZ shares.

10.
Directorships.  Covered Persons may not serve on the board of directors of any corporation or entity (other than a related Lazard entity) without the prior approval of LAM’s Chief Compliance Officer or General Counsel, pursuant to Section 34 of the LAM Compliance Manual.

11.	Control of Issuer. Covered Persons and Related Persons may not acquire any security, directly or indirectly, for purposes of obtaining control of the issuer.

E.  Exceptions

The Chief Compliance Officer or his/her designee may determine that one of the following exemptions to the Policy applies:

1.	Exceptions to Pre-Clearance Requirement, Blackout Period and 60-Day Hold.

a)
Investments in open-end mutual funds other than LAM Funds or Sub-Advised Funds are exempt from these three requirements. However, Covered Persons and Related Persons are required to trade in such fund shares in compliance with the applicable prospectus. For purposes of clarity, investments in LAM Funds and Sub-Advised Funds remain subject to the Pre-Clearance Requirement and 60 Day Hold.

	b)	Investments in the broad-based ETFs and ETNs listed on Exhibit B to this Policy are also exempt from these three requirements.

Appendix O-8

2.	Exceptions to the Pre-Clearance and/or Blackout Period

a)
Discretionary Exceptions. Purchases or sales of Securities which receive the prior approval of the Chief Compliance Officer or, in his or her absence, another senior member of the Legal & Compliance Department, may be exempted from the Blackout Period if such purchases or sales are determined to be unlikely to have any material negative economic impact on or give rise to an appearance of impropriety with respect to any client account managed or advised by LAM.  For example, the Chief Compliance Officer or his/her designee may find no conflicts or improprieties where client activity within a Blackout Period is related to non-material inflows or outflows rather than discretionary investment decisions.

b)
De Minimis Exemptions.  The Blackout Period shall not apply to any  transaction in (1) an equity Security which does not  exceed an aggregate transaction amount of $50,000 of the security, provided the issuer has a market capitalization greater than US $5 billion; (2) an equity Security which does not  exceed an aggregate transaction amount of $25,000 of the security, provided the issuer has a market capitalization between US $500 million and US $5 billion; and (3) fixed income Securities, or series of related transactions, involving up to $25,000 face value of that fixed income security, provided that the issuer has a market capitalization of greater than US $5 billion for its equity Securities.

c)
Non-Volitional Transactions.  The Pre-Clearance and/or Blackout Period restrictions generally shall not apply to transactions for which the Covered Person or Related Person does not have, or has relinquished, control.  Examples include trades related to (1) dividend reinvestments or other automatic investment plans or securities deliveries (exempt from both restrictions); (2) corporate actions (exempt from both); (3) deferred compensation award vestings (exempt from both); (4) the exercise of Security-related rights on a pro rata basis (exempt from both); (5) trades relating to tax loss harvesting (exempt from Blackout Period); and (6) a commitment to trade predetermined amounts of a Security on a specific future date, pre-arranged with the Legal & Compliance Department (exempt from Blackout Period).

For purposes of clarity, any Securities subject to an exception above must be included on reports required to be submitted to the Legal & Compliance Department consistent with this Policy. Exceptions are not applicable to trades in any Security on the LAM Restricted List or trades in LAZ when a corporate trading prohibition is applicable.

F.  Prohibited Recommendations

No Investment Personnel shall recommend or execute any Securities transaction for any LAM client account under his/her discretionary management, without having disclosed, through the Financial Tracking System or otherwise in writing, to the Chief Compliance Officer or his/her designee any direct or indirect interest in such Securities or issuers (including any such interest held by a Related Person).  Similarly, no Investment Personnel shall execute any Securities transaction for his/her Personal Securities Account without having disclosed through the
Appendix O-9

Financial Tracking System or otherwise in writing, to the Chief Compliance Officer or his/he designee, any direct or indirect interest that LAM client accounts under his/her discretionary management may have.   The interest could be in the form of:

1.	Any direct or indirect beneficial ownership of any Securities of such issuer;

2.	Any contemplated transaction by the person in such Securities;

3.	Any position with such issuer or its affiliates; or

4.	Any present or proposed business relationship between such issuer or its affiliates and the Investment Personnel or any party in which such Investment Personnel have a significant interest.

The Exceptions in Section E(2), above, may apply to the pre-clearance requests subject to this Section F, within the discretion of the Chief Compliance Officer or his/her designee.

G.  Transaction Approval Procedures – Financial Tracking System

All Security transactions by Covered Persons and Related Persons in Personal Securities Accounts must receive prior approval from the LAM Legal & Compliance Department as described below. To pre-clear a transaction, Covered Persons must on behalf of themselves or a Related Person:

1.	Electronically complete and “sign” the relevant trade request form in the Financial Tracking system, completing all fields accurately [https://secure.financial-tracking.com/login].

2.
After the request is processed, the Covered Person will be notified by the Financial Tracking System if the order is approved or not approved. If the order is approved, the Covered Person or Related Person is responsible to transmit the order to the broker-dealer where his or her account is maintained.

Trade approvals from the Financial Tracking System are only valid for the business day in which they are issued.  If the approved trade is not executed by the broker-dealer of the Covered Person or Related Person on the business day the approval is received, the proposed trade must be re-submitted to the Financial Tracking System for re-approval.

Pre-clearance requests will be processed though the Financial Tracking System each business day from approximately 8:30 a.m. ET through 3:45 p.m. ET. The Legal & Compliance Department endeavors to preclear transactions promptly; however, transactions may not always be approved on the day in which they are received.  This is especially the case where pre-clearance requests are received late in the business day. Certain factors, such as time of day the order is submitted or length of time it takes  to confirm client activity, all play a role in the length of time it takes to preclear a transaction.

Appendix O-10

H.  Required Reporting

1.
Initial Certification.  Within 10 days of becoming a Covered Person, such Covered Person must submit to the Legal & Compliance Department an acknowledgement that they have received a copy of this Policy, and that they have read and understood its provisions.

2.
Initial Holdings Report.  Within 10 days of becoming a Covered Person, the Covered Person must submit to the Legal & Compliance Department a statement of all Securities in which such Covered Person has any direct or indirect beneficial ownership.  This statement must include (i) the title, number of shares and principal amount of each Security, (ii) the name of any broker, dealer, insurance company, or bank with whom the Covered Person maintained an account in which any Securities were held for the direct or indirect benefit of such Covered Person and (iii) the date of submission by the Covered Person.  The information provided in this statement must be current as of a date no more than 45 days prior to the Covered Person’s date of employment at LAM.

3.
Quarterly Report.  Within 30 days after the end of each calendar quarter, each Covered Person must provide information to the Legal & Compliance Department via the Financial Tracking System relating to securities transactions executed during the previous quarter for all Personal Securities Accounts and any new Personal Securities Accounts in which any Securities were held established during the previous quarter for the direct or indirect benefit of the Covered Person.  Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

4.
Annual Report.  Each Covered Person shall submit within 45 days after the end of each calendar year an annual report to the Legal & Compliance Department via the Financial Tracking System showing, as of the end of the calendar year (1) all holdings in Securities in which the Covered Person had any direct or indirect beneficial ownership and (2) the name of any broker, dealer, insurance company, or bank with whom the person maintains an account in which any Securities are held for the direct or indirect benefit of the Covered Person or Related Persons.

5.
Annual Certification.  All Covered Persons are required to certify annually via the Financial Tracking System that they have (i) read and understand this Policy and recognize that they are subject to its terms and conditions, (ii) complied with the requirements of this policy and (iii) disclosed or reported all Personal Securities Accounts and transactions required to be disclosed or reported pursuant to this Code of Ethics and Personal Investment Policy.  LAM will maintain a copy of this Policy on the intranet site accessible to all Covered Persons, and its annual certification request will identify the location of the Policy to all Covered Persons.  Amendments to the Policy, if any, will be transmitted to Covered Persons electronically.

Appendix O-11

I.  Fund Directors.

Each Director who is not an “interested person” (as defined in the 1940 Act) of a LAM Fund and who would be required to provide reports pursuant to Section II.H of this Policy solely by reason of being a Director is excepted from such reporting requirements pursuant to Rule 17j-1(d)(2), except that the Director shall make a quarterly report to the Legal & Compliance Department of transactions in Securities if the Director knew or, in the ordinary course of fulfilling his or her official duties as a Director should have known, that during the 15-day period immediately before or after the Director's transaction a LAM Fund on whose board the Director serves purchased or sold a Security, or the LAM Fund or LAM considered purchasing or selling the Security.

J.  Sanctions.

The Legal & Compliance Department shall track all violations of this Policy and may impose appropriate sanctions, including without limitation warnings, disgorgement of trading profits to charity, and suspension of personal trading privileges.  The Department shall report all material violations  to LAM’s Chief Executive Officer or General Counsel, who may impose such sanctions as deemed appropriate, including, among other things, a letter of censure, fines, or suspension / termination of the violator’s employment.

K.  Retention of Records.

All records relating to personal Securities transactions hereunder and other records meeting the requirements of applicable law, including a copy of this policy and any other policies covering the subject matter hereof, shall be maintained in the manner and to the extent required by applicable law, including Rule 204-2 under the Advisers Act and Rule 17j-1 under the 1940 Act.  The Legal & Compliance Department shall have the responsibility for maintaining records created under this policy.

L.  Board Review.

The Chief Compliance Officer shall provide to the Board of Directors of each Fund, on a quarterly basis, a written report regarding activity under this policy, and at least annually, a written report and certification meeting the requirements of Rule 17j-1 under the 1940 Act.

M.  Other Codes of Ethics.

To the extent that any officer of any Fund is not a Covered Person hereunder, or an investment subadviser of or, for an open-end Fund only, principal underwriter for any Fund and their respective access persons (as defined in Rule 17j-1) are not Covered Persons hereunder, those persons must be covered by separate codes of ethics which are approved in accordance with applicable law.

Appendix O-12

Exhibit A
EXPLANATION OF BENEFICIAL OWNERSHIP

You are considered to have “Beneficial Ownership” of Securities if you have or share a direct or indirect “Pecuniary Interest” in the Securities.

You have a “Pecuniary Interest” in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following are examples of an indirect Pecuniary Interest in Securities:

1.
Securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit.  “Immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

2.	Your interest as a general partner in Securities held by a general or limited partnership.

3.	Your interest as a manager-member in the Securities held by a limited liability company.

4.
A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function.

You do not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equity holder or you have or share investment control over the Securities held by the entity.

The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:

1.	Your status as a trustee where either you or a member of your immediate family is a trust beneficiary.

2.	Your status as a trust beneficiary and you have or share investment control over trust transactions.

Appendix O-13

3.	Your status as a settler of a trust if you have the right to revoke the trust without the consent of a beneficiary and you have or share investment control over the Securities in the trust.

The foregoing is only a summary of the meaning of “beneficial ownership”.  For purposes of the attached policy, “beneficial ownership” shall be interpreted in the same manner, as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

Appendix O-14

Exhibit B
Exempt Broad-Based Index ETFs and ETNs

ETF or ETN Name	Ticker
iShares Barclays 1-3 Year Treasury Bond ETF	SHY
iShares Barclays 7-10 Year Treasury Bond ETF	IEF
iShares CDN Composite Index Fund	XIC
iShares DAX ETF	DAXEX
iShares DJ EuroStroxx 50	EUE
iShares FTSE 100	ISF
iShares FTSE Xinhua A50 China	2823
iShares MSCI EAFE	EFA
iShares MSCI EAFE Growth	EFG
iShares MSCI EAFE Value	EFV
iShares MSCI Emerging Markets	EEM
iShares MSCI Japan	EWJ
iShares MSCI Kokusai	TOK
iShares Russell 1000 Index	IWB
iShares Russell 1000 Growth	IWF
iShares Russell 1000 Value	IWD
iShares S&P 500 Index Fund	IVV
iPath S&P 500 VIX Short Term Futures ETN	VXX
ProShares QQQ Trust	QQQ
ProShares Short S&P 500	SH
SPDR Trust	SPY
Vanguard 500 Index ETF	VOO
Vanguard FTSE All World Ex-US ETF	VEU
Vanguard FTSE Developed Markets Index ETF	VEA
Vanguard FTSE Emerging Markets Index ETF	VWO
Vanguard Large Cap Index Fund ETF	VV
Vanguard Mega Cap Index Fund ETF	MGC
Vanguard Russell 1000 Index Fund ETF	VONE
Vanguard Russell 2000 Index Fund ETF	VTWO
Vanguard Russell 3000 Index ETF	VTHR
Vanguard Total Stock Market Index ETF	VTI
Vanguard Total Int’l Stock Index ETF	VXUS
Vanguard Total World Stock Index	VT

Appendix O-15